Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
HERITAGE FINANCIAL CORPORATION
and
PREMIER COMMERCIAL BANCORP

Dated as of March 8, 2018

4.3	Authority; No Violation	27
4.4	Consents and Approvals	28
4.5	Reports	28
4.6	Financial Statements and Internal Controls	28
4.7	Absence of Certain Changes or Events	30
4.8	Legal Proceedings	30
4.9	Taxes and Tax Returns	30
4.10	Employees	31
4.11	SEC Reports	31
4.12	Compliance with Applicable Law	32
4.13	Agreements with Regulatory Agencies	32
4.14	Risk Management Instruments	33
4.15	Environmental Matters	33
4.16	Investment Securities and Commodities	33
4.17	Title	34
4.18	Intellectual Property	34
4.19	Reorganization	35
4.20	Heritage Information	35
4.21	Loan Portfolio	35
4.22	Insurance	36
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		36
5.1	Premier Commercial Conduct of Businesses Prior to the Effective Time	36
5.2	Premier Commercial Forbearances	36
5.3	Heritage Conduct of Business Prior to the Effective Time	39
5.4	Heritage Forbearances	39
ARTICLE VI ADDITIONAL AGREEMENTS		40
6.1	Regulatory Matters	40
6.2	Access to Information; Current Information	42
6.3	Shareholder Meeting	43
6.4	Reservation of Common Stock; Nasdaq Listing	43
6.5	Employee Matters	44
6.6	Officers' and Directors' Tail Insurance; Indemnification	46
6.7	Intentionally Omitted	47
6.8	No Solicitation	47
6.9	Notification of Certain Matters	48
6.10	Correction of Information	49
6.11	Integration	49
6.12	Coordination; Integration	49
6.13	Trust Preferred Redemption	49
6.14	Delivery of Agreements	50
ARTICLE VII CONDITIONS PRECEDENT		50
7.1	Conditions to Each Party's Obligations	50
7.2	Conditions to Obligations of Heritage	50
7.3	Conditions to Obligations of Premier Commercial	51
ARTICLE VIII TERMINATION AND AMENDMENT		52
8.1	Termination	52
8.2	Effect of Termination	54
8.3	Fees and Expenses	55
8.4	Termination Fee	55
8.5	Amendment	55
8.6	Extension; Wavier	55

ARTICLE IX GENERAL PROVISIONS		56
9.1	Closing	56
9.2	Nonsurvival of Representations, Warranties and Agreements	56
9.3	Notices	56
9.4	Interpretation	57
9.5	Counterparts	57
9.6	Entire Agreement	57
9.7	Governing Law, Jurisdiction, Venue and Construction	57
9.8	Publicity	58
9.9	Assignment; Third Party Beneficiaries	58
9.10	Specific Performance; Time of the Essence	58
9.12	Waiver of Jury Trial	58

SIGNATURES		57
EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non-Compete Agreement
Exhibit C	Form of Plan of Bank Merger
Exhibit D	Third Party Consents

vi

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	48
Acquisition Proposal	49
Agreement	1
Articles of Merger	2
Bank Merger	4
Bank Merger Certificates	4
Bank Plan of Merger	4
BHC Act	8
BOLI	21
Cancelled Shares	3
Change in Recommendation	48
Claim	47
Closing	56
Closing Date	56
Code	1
Confidentiality Agreement	43
Covered Employees	44
Determination Date	54
Determination Period	54
DFI	11
Dissenting Shares	3
DPC Common Shares	3
Effective Time	2
Enforceability Exception	10
Environmental Laws	21
ERISA	15
Exchange Act	23
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	2
Existing Certificate	2
FDIC	9
Federal Reserve Board	11
FHLB	9
Final Index Price	55
Form S-4	11
GAAP	8
Governmental Entity	11
Heritage	1
Heritage Articles	26
Heritage Average Stock Price	55
Heritage Benefit Plans	31
Heritage Bylaws	26
Heritage Common Stock	2
Heritage Disclosure Schedule	26
Heritage ERISA Affiliate	31
Heritage Leased Properties	34
Heritage Owned Properties	34

v

Heritage Real Property	34
Heritage Regulatory Agreement	33
Heritage Reports	32
Heritage Restricted Stock Award	27
Heritage Restricted Stock Unit Award	27
Heritage Stock Options	27
Heritage Stock Plans	27
Heritage Subsidiary	26
Index Group	55
Index Ratio	54
Intellectual Property	22
IRS	14
IT Assets	23
Letter of Transmittal	5
Liens	10
Listed Employee	45
Loans	24
Material Adverse Effect	8
Merger	1
Merger Consideration	2
Monetary Liens	22
Multiemployer Plan	16
Multiple Employer Plan	16
Multiple Employer Welfare Arrangement	16
Nasdaq	11
New Certificate	5
Non-Compete Agreement	1
OBCA	1
Oregon Division	11
Oregon Secretary of State	2
ORS	3
Parties	1
Permitted Encumbrances	22
Premier Commercial	1
Premier Commercial Articles	8
Premier Commercial Benefit Plans	15
Premier Commercial Board Recommendation	44
Premier Commercial Bylaws	8
Premier Commercial Common Stock	2
Premier Commercial Confidential Information	48
Premier Commercial Contract	20
Premier Commercial Disclosure Schedule	7
Premier Commercial ERISA Affiliate	15
Premier Commercial Financial Statements	12
Premier Commercial Indemnified Party	47
Premier Commercial Individuals	47
Premier Commercial Leased Properties	22
Premier Commercial Owned Properties	22
Premier Commercial Qualified Plans	16
Premier Commercial Real Property	22
Premier Commercial Regulatory Agreement	20
Premier Commercial Representatives	47

Premier Commercial Restricted Stock Award	3
Premier Commercial Shareholder Approval	10
Premier Commercial Shareholder Meeting	44
Premier Commercial Subsidiary	8
Premier Community Bank Call Reports	12
Proxy Statement	11
PTO	45
Regulatory Agencies	11
Requisite Regulatory Approvals	51
Sarbanes-Oxley Act	29
SEC	11
Securities Act	9
SRO	11
Starting Index Price	55
Starting Stock Price	55
Subsidiary	8
Superior Proposal	49
Surviving Bank	4
Surviving Company	1
Takeover Statutes	23
Tax	15
Tax Return	15
Taxes	15
Termination Fee	55
To the knowledge of Heritage	30
To the knowledge of Premier Commercial	12
Total Payments	46
Treasury	14
Trust Account Common Shares	3
Trust Preferred Securities")	50
Unduly Burdensome Condition	51
Voting Agreement	1
Washington Secretary of State	1
WBCA	1

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of March 8, 2018 (this "Agreement"), by and between Heritage Financial Corporation, a Washington corporation ("Heritage"), and Premier Commercial Bancorp, an Oregon corporation ("Premier Commercial", and together with Heritage, the "Parties").
RECITALS
A. The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Premier Commercial will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Heritage (the "Merger"), with Heritage as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Company").
B. As a condition to the willingness of Heritage to enter into this Agreement, all of the directors and executive officers of Premier Commercial have entered into voting agreements (each a "Voting Agreement"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Heritage.
C. As a condition to the willingness of Heritage to enter into this Agreement, all of the directors and certain executive officers of Premier Commercial have entered into resignation, non-compete and confidentiality agreements (each a "Non-Compete Agreement"), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with Heritage.
E. The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).
F. The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I

 THE MERGER
1.1 The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the "WBCA") and the Oregon Business Corporation Act ("OBCA"), at the Effective Time (as defined in Section 1.2), Premier Commercial shall merge with and into Heritage. Heritage shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of Premier Commercial shall cease.
1.2 Effective Time.  Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and Heritage shall cause to be filed with the Secretary of State of the State of Washington (the "Washington Secretary of State") and the Secretary of State of the State of Oregon (the "Oregon Secretary of State"), articles of merger and a short form plan of merger reflecting the terms for the conversion of Premier Commercial Common Stock as provided in the WBCA and OBCA (collectively the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").
1.3 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the WBCA and the OBCA.
1.4 Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Premier Commercial, Heritage or the holders of any of the following securities:
(a) Heritage Common Stock.  Each share of common stock, no par value, of Heritage ("Heritage Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Company.
(b) Premier Commercial Common Stock.  Subject to Sections 1.4(c) and 1.4(d), each share of common stock, no par value, of Premier Commercial ("Premier Commercial Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.4863 of a share of Heritage Common Stock (the "Exchange Ratio"), subject to any adjustments pursuant to Section 8.1(h) (the "Merger Consideration"). The aggregate number of shares of Premier Commercial Common Stock issued and outstanding immediately prior to the Effective Time, including shares of restricted stock, shall not be greater than 5,857,806 shares of Premier Commercial Common Stock which is the number of shares issued and outstanding on the date hereof inclusive of shares of restricted stock.  All of the shares of Premier Commercial Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Premier Commercial Common Stock (each, an "Existing Certificate," it being understood that any reference to an "Existing Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Premier Commercial Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" or similar mechanism to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request) shall thereafter represent only the right to receive the Merger Consideration including any cash in lieu of a fractional share interest into which the shares of Premier Commercial Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c) Cancelled Shares.  Shares of Premier Commercial Common Stock that are owned immediately prior to the Effective Time by Premier Commercial or Heritage (other than shares of Premier Commercial Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares" and other than shares of Premier Commercial Common Stock held, directly or indirectly, by Premier Commercial or Heritage in respect of a debt previously contracted (any such shares, "DPC Common Shares")) shall be cancelled and shall cease to exist and no stock of Heritage or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").

(d) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, all shares of Premier Commercial Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who does not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters rights when and in the manner required under Oregon Revised Statutes ("ORS") Sections 60.551 to 60.594 (such shares, "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to only such rights to be paid fair value and other rights  as are provided by the OBCA, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Premier Commercial Common Stock under the OBCA.  If any shareholder dissenting pursuant to the OBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Premier Commercial Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Premier Commercial Common Stock in accordance with Section 1.4(b), without any interest thereon.  Premier Commercial shall give Heritage (i) prompt notice of any written notices of intent to demand payment under the OBCA or other written notices relating to the exercise of dissenters' rights in respect of any shares of Premier Commercial Common Stock, attempted withdrawals of such notices and any other instruments served pursuant the OBCA and received by Premier Commercial relating to shareholders' dissenters' rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the OBCA.  Premier Commercial shall not, except with the prior written consent of Heritage, which is not to be unreasonably withheld, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Exchange Agent (defined in Section 2.1) pursuant to Article II to pay for shares of Premier Commercial Common Stock for which dissenters' rights have been perfected shall be returned to Heritage upon demand.
(e) Adjustment to Exchange Ratio.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Heritage Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Premier Commercial Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the Merger Consideration prior to such event.
1.5 Premier Commercial Restricted Stock Awards.  On the last business day prior to the Closing Date, each restricted stock award in respect of shares of Premier Commercial Common Stock that is outstanding on the date of this Agreement (each a "Premier Commercial Restricted Stock Award") and is subject to vesting, repurchase or other lapse restriction at such time shall (a) become fully vested, (b) each such share under a Premier Commercial Restricted Stock Award shall be free from restriction and (c) certificates for shares of Premier Commercial Common Stock will be issued by Premier Commercial with respect to such shares, subject to any required Tax withholding based on the Exchange Ratio and the closing trading price of Heritage Common Stock on the last trading day prior thereto.  The shares of Premier Commercial Common Stock that have become fully vested pursuant to this Section 1.5 shall be converted into shares of Heritage Common Stock as provided in Section 1.4(b) and pursuant to the exchange procedures in Section 2.3.

1.6 Incorporation Documents and By-Laws of the Surviving Company.  At the Effective Time, the articles of incorporation of Heritage in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Heritage, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.
1.7 Directors and Officers.  The directors of Heritage immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of Heritage immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.8 Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Premier Commercial acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Premier Commercial, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of Premier Commercial or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.
1.9 The Bank Merger.  Immediately after the Effective Time, Heritage intends to merge Premier Community Bank, an Oregon-chartered commercial bank and wholly owned subsidiary of Premier Commercial, with and into Heritage Bank, a Washington-chartered commercial bank and wholly owned subsidiary of Heritage (the "Bank Merger") in accordance with the provisions of applicable state and federal banking laws and regulations, and Heritage Bank shall be the resulting institution or surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Premier Community Bank and Heritage Bank, respectively, to approve, a separate combination agreement/plan of merger (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Premier Commercial shall cause Premier Community Bank, and Heritage shall cause Heritage Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the "Bank Merger Certificates").
1.10 Change in Structure.  Subject to the consent of Premier Commercial, which shall not be unreasonably withheld or delayed, Heritage may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Heritage with Premier Commercial) if and to the extent requested by Heritage; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Premier Commercial, (ii) adversely affect the tax consequences of the Merger to the shareholders of Premier Commercial or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

ARTICLE II

 EXCHANGE OF SHARES
2.1 Exchange Agent.  Prior to the Effective Time, Heritage shall appoint Heritage's transfer agent pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2 Heritage to Make Shares Available. Prior to the Effective Time, Heritage shall deposit, or cause to be deposited, with the Exchange Agent, the Merger Consideration in the form of (a) certificates, or evidence of shares in book entry form, representing whole shares of Heritage Common Stock to be issued in exchange for Existing Certificates (each a "New Certificate") and (b) cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c), (collectively, the "Exchange Fund") and Heritage shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3 Exchange of Shares.
(a) As soon as reasonably practicable after the Effective Time (and in any event within five (5) business days thereafter), and subject to the receipt by the Exchange Agent of a list of Premier Commercial's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for a New Certificate, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Premier Commercial Common Stock will be entitled to receive a New Certificate, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Premier Commercial Common Stock represented by such holder's Existing Certificate or Existing Certificates.  Until so surrendered, such Existing Certificate or Existing Certificates shall represent after the Effective Time, for all purposes, only the right to receive, without interest, a New Certificate, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor upon surrender of such Existing Certificate or Existing Certificates in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Heritage Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of Heritage Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Heritage Common Stock represented by such

Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Heritage Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Heritage Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d) In the event of a transfer of ownership of an Existing Certificate representing Premier Commercial Common Stock prior to the Effective Time that is not registered in the stock transfer records of Premier Commercial, any New Certificate, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such Premier Commercial Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of Heritage that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Heritage) shall be entitled to deduct and withhold from any cash in lieu of a fractional share of Heritage Common Stock or any other cash payable pursuant to this Agreement to any holder of Premier Commercial Common Stock such amounts as the Exchange Agent or Heritage, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or Heritage, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Premier Commercial Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Heritage, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Premier Commercial of the shares of Premier Commercial Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Premier Commercial Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates, any cash in lieu of fractional shares of Heritage Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Heritage Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to Heritage Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Heritage.  In lieu of the issuance of any such fractional share, Heritage shall pay to each former shareholder of Premier Commercial who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Heritage Average Stock Price (as defined in Section 8.1(h)) for the Determination Period (as defined in Section 8.1(h)) by (ii) the fraction of a share (after taking into account all shares of Premier Commercial Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Heritage Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Premier Commercial at the expiration of six months after the Effective Time shall be paid to Heritage.  In such event, any former shareholders of Premier Commercial who have not theretofore complied with this Article II shall thereafter look only to Heritage with respect to any New Certificate, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Heritage Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Heritage, Premier Commercial, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Premier Commercial Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by Heritage or the Exchange Agent, the posting by such person of a bond in such amount as Heritage may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate a New Certificate, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

(i) If Heritage elects to pay a portion of the Merger Consideration in cash pursuant to Section 8.1(h), then Heritage shall, prior to the Effective Time, provide to the Exchange Agent as part of the Exchange Fund cash in a sufficient amount to fund the cash portion of the Merger Consideration to be paid to the holders of Existing Certificates. In such event, the cash portion of the Merger Consideration shall be allocated on a per share basis and paid pursuant to this Section 2.3, subject to any applicable Tax withholding, upon surrender of an Existing Certificate or Existing Certificates.
ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF PREMIER COMMERCIAL
Except as disclosed in the disclosure schedule delivered by Premier Commercial to Heritage concurrently herewith (the "Premier Commercial Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Premier Commercial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Premier Commercial that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on Premier Commercial and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Premier Commercial hereby represents and warrants to Heritage as follows:

3.1 Corporate Organization.
(a) Premier Commercial is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act").  Premier Commercial has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted.  Premier Commercial is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Premier Commercial.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Heritage, Premier Commercial or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the consummation of the transactions contemplated hereby or (F) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the articles of incorporation of Premier Commercial (the "Premier Commercial Articles") and the bylaws of Premier Commercial (the "Premier Commercial Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Premier Commercial to Heritage.

(b) Each Subsidiary of Premier Commercial (an "Premier Commercial Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Premier Commercial and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except as set forth in Section 3.1(b) of the Premier Commercial Disclosure Schedule, there are no restrictions on the ability of any Premier Commercial Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Premier Community Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

Section 3.1(b) of the Premier Commercial Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Premier Commercial as of the date hereof.  Neither Premier Commercial nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, stock in the Federal Home Loan Bank of Des Moines (the "FHLB"), and stock in the Pacific Coast Bankers' Bank.  Premier Community Bank is not in material violation of any of its organizational documents.

3.2 Capitalization.
(a) The authorized capital stock of Premier Commercial consists of 10,000,000 shares of Premier Commercial Common Stock and 1,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 5,857,806 shares of Premier Commercial Common Stock issued and outstanding, inclusive of 34,047 shares of Premier Commercial Common Stock subject to restriction under the outstanding Premier Commercial Restricted Stock Awards, and (ii) no other shares of capital stock or other voting securities of Premier Commercial issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Premier Commercial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Premier Commercial may vote.  There are no obligations of Premier Commercial or any of its Subsidiaries pursuant to which Premier Commercial or any of its Subsidiaries is or could be required pursuant to the terms thereof to register any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"). Except as set forth in Section 3.2 (a)(i) of the Premier Commercial Disclosure Schedule, no trust preferred or subordinated debt securities of Premier Commercial or any of its Subsidiaries are issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Premier Commercial to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Premier Commercial Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Premier Commercial Common Stock to which Premier Commercial is a party.  Section 3.2(a)(ii) of the Premier Commercial Disclosure Schedule sets forth a true, correct and complete list of all Premier Commercial Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Premier Commercial Restricted Stock Award, and (iii) the grant date and vesting dates of each such Premier Commercial Restricted Stock Award.  Other than the Premier Commercial Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Premier Commercial or any of its Subsidiaries) are outstanding.  Neither Premier Commercial nor any of its Subsidiaries is deferring interest payments with respect to any trust preferred securities or related debentures issued by it or any of its Subsidiaries.

(b) Except for the trust preferred securities issued by a Premier Commercial Subsidiary, Premier Commercial owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Premier Commercial Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Premier Community Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Premier Commercial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Premier Commercial does not have a dividend reinvestment plan or any shareholders' rights plan.

3.3 Authority; No Violation.
(a) Premier Commercial has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Premier Commercial.  The Board of Directors of Premier Commercial has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Premier Commercial and its shareholders and has directed that this Agreement be submitted to Premier Commercial's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Premier Commercial Common Stock (the "Premier Commercial Shareholder Approval"), no other corporate proceedings on the part of Premier Commercial are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Premier Commercial and (assuming due authorization, execution and delivery by Heritage) constitutes a valid and binding obligation of Premier Commercial, enforceable against Premier Commercial in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).

(b) Neither the execution and delivery of this Agreement by Premier Commercial or the Bank Plan of Merger by Premier Community Bank, nor the consummation of the Merger by Premier Commercial or the Bank Merger by Premier Community Bank, nor compliance by Premier Commercial or Premier Community Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Premier Commercial Shareholder Approval is obtained, violate any provision of the Premier Commercial Articles or Premier Commercial Bylaws or the organization or governing documents of any Premier Commercial Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Premier Commercial or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Premier Commercial Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Premier Commercial or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Premier Commercial or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4 Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq Stock Market, Inc. (the "Nasdaq"), and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Washington Department of Financial Institutions (the "DFI"), the FDIC and the Oregon Division of Finance and Corporate Securities (the "Oregon Division") and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Premier Commercial's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Heritage in connection with the transactions contemplated by this Agreement (the "Form S-4"), to among other things, register any securities issuable by Heritage in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Washington Secretary of State and the Oregon Secretary of State and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Heritage Common Stock pursuant to this Agreement and the approval of the listing of such Heritage Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Premier Commercial of this Agreement or (B) the consummation by Premier Commercial of the Merger or the consummation by Premier Community Bank of the Bank Merger.  As of the date hereof, Premier Commercial is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.  To the knowledge of Premier Commercial, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with (i) any state regulatory authority, including the Oregon Division, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an "SRO") ((i) — (v) together with the SEC and the DFI, collectively the "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Premier Commercial and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Premier Commercial, investigation into the business or operations of Premier Commercial or any of its Subsidiaries since January 1, 2015.  Except as set forth in Section 3.5 of the Premier Commercial Disclosure Schedule, there (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Premier Commercial or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with any Regulatory Agency with respect to business, operations, policies or procedures of Premier Commercial or any of its Subsidiaries since January 1, 2015.  The phrase "to the knowledge of Premier Commercial" or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Credit Officer of Premier Commercial or Premier Community Bank, after reasonable inquiry.

3.6 Financial Statements and Internal Controls.
(a)          The audited consolidated balance sheets (including related notes and schedules, if any) of Premier Commercial and its Subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of net income, comprehensive income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) of Premier Commercial and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of net income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Premier Commercial and its Subsidiaries for the nine month period ended September 30, 2017 (collectively, the "Premier Commercial Financial Statements") have been previously made available to Heritage. The Premier Commercial Financial Statements fairly present the consolidated financial position and results of operations of Premier Commercial and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the Premier Commercial Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the absence of footnotes. The financial and accounting books and records of Premier Commercial and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Moss Adams LLP has not resigned (or informed Premier Commercial that it intends to resign) or been dismissed as independent public accountants of Premier Commercial as a result of or in connection with any disagreements with Premier Commercial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)          Except as set forth in Section 3.6(b) of the Premier Commercial Disclosure Schedule, the call reports of Premier Community Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2015 through the Closing Date (as defined in Section 9.1) (the "Premier Community Bank Call Reports") have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)          Premier Commercial on a consolidated basis has no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for liabilities, obligations and loss contingencies which (i) are fully reflected or reserved against on the most recent balance sheet included in the Premier Commercial Financial Statements (including any notes thereto), (ii) were incurred in the ordinary course business consistent with past practices since the date of the most recent balance sheet included in the Premier Commercial Financials Statements, or (iii) were incurred in connection with the Merger.  None of Premier Commercial or any of its Subsidiaries is a party to any "off balance sheet arrangements" as defined in Item 303(a)(4) of Regulation S-K of the SEC.

(d)          The allowance for loan loss account of Premier Community Bank as reflected in the Premier Community Bank Call Report for the quarter ended September 30, 2017, was as of such date, and the amount thereof contained in the financial books and records of Premier Community Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with Premier Community Bank's existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

(e)          The records, systems, controls, data and information of Premier Commercial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Premier Commercial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Premier Commercial's (or any Premier Commercial Subsidiary's) system of internal accounting controls.  Premier Commercial has implemented and maintains a system of internal accounting controls effective to provide reasonable assurances that

(i) transactions are executed in accordance with management's general and specific authorizations, and (ii) transactions are recorded in accordance with GAAP consistently applied and with applicable law.

(f)          Since January 1, 2015, (i) neither Premier Commercial nor any of its Subsidiaries, nor to the knowledge of Premier Commercial, any director, officer, employee, auditor, accountant or any representative of Premier Commercial or any of its Subsidiaries has received  or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of Premier Commercial or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Premier Commercial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Premier Commercial or any of its Subsidiaries, or any other person, whether or not employed by Premier Commercial or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Premier Commercial or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of Premier Commercial or any of its Subsidiaries, or any committee thereof.

3.7 Broker's Fees. With the exception of the engagement of Sandler O'Neill & Partners, L.P., neither Premier Commercial nor any Premier Commercial Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, finder's fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Premier Commercial has disclosed to Heritage as of the date hereof the aggregate fees provided for in connection with the engagement by Premier Commercial of Sandler O'Neill & Partners, L.P. related to the Merger and the Bank Merger.

 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Premier Commercial.

(b) Since December 31, 2016, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Premier Commercial and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9 Legal Proceedings.
(a) Except as set forth in Section 3.9(a) of the Premier Commercial Disclosure Schedule, neither Premier Commercial nor any of its Subsidiaries is a party to any, and there are no pending or, to Premier Commercial's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Premier Commercial or any of its Subsidiaries or any of their directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to commercial banks and bank holding companies) imposed upon Premier Commercial, any of its Subsidiaries or the assets of Premier Commercial or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries).

3.10 Taxes and Tax Returns.
(a) Each of Premier Commercial and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither Premier Commercial nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, other than with respect to ordinary course extensions that are or may hereafter be filed for the most recently completed tax year.  All Taxes of Premier Commercial and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Premier Commercial and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Premier Commercial nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Premier Commercial and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Premier Commercial nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Premier Commercial or its Subsidiaries or the assets of Premier Commercial or its Subsidiaries.  Premier Commercial has made available to Heritage true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither Premier Commercial nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Premier Commercial and its Subsidiaries).  Neither Premier Commercial nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Premier Commercial) or (B) has any liability for the Taxes of any person or entity (other than Premier Commercial or any of its Subsidiaries) under U.S. Department of the Treasury ("Treasury") Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Premier Commercial nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Premier Commercial nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Premier Commercial been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Premier Commercial or a Premier Commercial Subsidiary does not file Tax Returns that Premier Commercial or such Subsidiary is or may be subject to taxation by that jurisdiction.  Neither Premier Commercial nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired.  Neither Premier Commercial nor any Premier Commercial Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11       Employees.
(a) Section 3.11(a) of the Premier Commercial Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all employment, retention, bonus, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Premier Commercial, any Premier Commercial Subsidiary or affiliate, or any trade or business of Premier Commercial or any of its Subsidiaries or affiliates, whether or not incorporated, all of which together with Premier Commercial would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Premier Commercial ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Premier Commercial or any of its Subsidiaries or any Premier Commercial ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Premier Commercial or any of its Subsidiaries or any Premier Commercial ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "Premier Commercial Benefit Plans").

(b) Premier Commercial has heretofore made available to Heritage true and complete copies of each of the Premier Commercial Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Premier Commercial Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Premier Commercial Benefit Plan, and (iv) the most recently prepared actuarial report for each Premier Commercial Benefit Plan (if applicable) for each of the last two (2) years.

(c) Each Premier Commercial Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  None of Premier Commercial and its Subsidiaries or any Premier Commercial ERISA Affiliate has any corrective action pending or, within the prior three years, made  a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Premier Commercial Benefit Plan, and neither Premier Commercial nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program, except as set forth in Section 3.11(c) of the Premier Commercial Disclosure Schedule.

(d) Section 3.11(d) of the Premier Commercial Disclosure Schedule identifies each Premier Commercial Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "Premier Commercial Qualified Plans").  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Premier Commercial may rely, for the most recent period for which such determination letter was available from the IRS with respect to each Premier Commercial Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Premier Commercial, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Premier Commercial Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Premier Commercial Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Except as set forth in Section 3.11(e) of the Premier Commercial Disclosure Schedule, each Premier Commercial Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2008, been, in all material respects, in documentary and operational compliance with Section 409A of the Code (or has properly corrected any such errors in accordance with IRS Notice 2008-113 and applicable guidance).

(f) None of Premier Commercial, any of its Subsidiaries or any Premier Commercial ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any Premier Commercial Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA).  No Premier Commercial Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(g) None of Premier Commercial and its Subsidiaries nor any Premier Commercial ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), a plan that is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA (a "Multiple Employer Welfare Arrangement"), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of Premier Commercial and its Subsidiaries nor any Premier Commercial ERISA Affiliate has incurred any liability to a Multiemployer Plan, Multiple Employer Welfare Arrangements, or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan.

(h) Except as set forth in Section 3.11(h) of the Premier Commercial Disclosure Schedule, none of Premier Commercial and its Subsidiaries nor any Premier Commercial ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All contributions required to be made to any Premier Commercial Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Premier Commercial Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Premier Commercial.

(j) There are no pending or, to the knowledge of Premier Commercial, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Premier Commercial's knowledge, no set of circumstances exists which are reasonably likely to give rise to a claim or lawsuit, against any Premier Commercial Benefit Plan, any fiduciaries thereof with respect to their duties to a Premier Commercial Benefit Plan or the assets of any of trust under any Premier Commercial Benefit Plans which could reasonably be expected to result in any liability of Premier Commercial, any of its Subsidiaries, or any Premier Commercial ERISA Affiliate to any Governmental Entity, any Multiemployer Plan, any Multiple Employer Welfare Arrangement, any Multiple Employer Plan, any participant in a Premier Commercial Benefit Plan, or any other party.

(k) None of Premier Commercial and its Subsidiaries nor any Premier Commercial ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Premier Commercial Benefit Plans or their related trusts, Premier Commercial, any of its Subsidiaries, any Premier Commercial ERISA Affiliate or any person that Premier Commercial or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Premier Commercial, any of its Subsidiaries, or any Premier Commercial ERISA Affiliate, or  result in any limitation on the right of Premier Commercial, any of its Subsidiaries, or any Premier Commercial ERISA Affiliate, to amend, merge, terminate or receive a reversion of assets from any Premier Commercial Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Premier Commercial, any of its Subsidiaries or any Premier Commercial ERISA Affiliate, in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  Except for the rabbi trust to be formed pursuant to Section 6.5(h), none of Premier Commercial and its Subsidiaries nor any Premier Commercial ERISA Affiliate maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Premier Commercial, any of its Subsidiaries, or any Premier Commercial ERISA Affiliate to establish or make any contribution to a rabbi trust or similar funding vehicle.  Except as set forth in Section 3.11(l) of the Premier Commercial Disclosure Schedule, no Premier Commercial Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Premier Commercial has made available to Heritage copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby and Premier Commercial shall provide updated Section 280G calculations to Heritage at least five (5) days prior to the Closing Date.

(m) There are no pending or, to Premier Commercial's knowledge, threatened material labor grievances or unfair labor practice claims or charges against Premier Commercial or any of its Subsidiaries, or any Premier Commercial ERISA Affiliate, or any strikes or other labor disputes against Premier Commercial any of its Subsidiaries or any Premier Commercial ERISA Affiliate,.  None of Premier Commercial and its Subsidiaries nor any Premier Commercial ERISA Affiliate is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Premier Commercial, any of its Subsidiaries or any Premier Commercial ERISA Affiliate and, to the knowledge of Premier Commercial, there are no organizing efforts by any union or other group seeking to represent any employees of Premier Commercial, any of its Subsidiaries, or any Premier Commercial ERISA Affiliate.

(n) With regard to the Premier Commercial Benefit Plans, none of Premier Commercial and its Subsidiaries nor any Premier Commercial ERISA Affiliate has any liabilities to employees or former employees that are not reflected in the Premier Commercial Benefit Plans.

(o) No condition exists as a result of which Premier Commercial or any of its Subsidiaries, or any Premier Commercial ERISA Affiliate would have any liability, whether absolute or contingent, under any Premier Commercial Benefit Plan with respect to any misclassification of a person performing services for Premier Commercial , any of its Subsidiaries, or any Premier Commercial ERISA Affiliate as an independent contractor rather than as an employee.  All individuals participating in the Premier Commercial Benefit Plans are in fact eligible and authorized to participate in such Premier Commercial Benefit Plan.

3.12 Compliance with Applicable Law.  Premier Commercial and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Premier Commercial, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Premier Commercial and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Premier Commercial or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Premier Community Bank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of Premier Commercial, or its Subsidiaries, or to the knowledge of Premier Commercial, any director, officer, employee, agent or other person acting on behalf of Premier Commercial or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Premier Commercial or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Premier Commercial or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Premier Commercial or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Premier Commercial or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Premier Commercial or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Premier Commercial or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.13 Certain Contracts.
(a) Except as set forth in Section 3.13(a) of the Premier Commercial Disclosure Schedule, as of the date hereof, neither Premier Commercial nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Premier Commercial shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Heritage, Premier Commercial, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Premier Commercial or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Premier Commercial Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Premier Commercial shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Premier Commercial or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Premier Commercial or its Subsidiaries, (ix) that involves the payment by Premier Commercial or any of its Subsidiaries of more than $30,000 per annum or $75,000 in the aggregate (other than any such contracts which are terminable by Premier Commercial or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Premier Commercial or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Premier Commercial or any of its Subsidiaries in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Premier Commercial Disclosure Schedule, is referred to herein as a "Premier Commercial Contract," and neither Premier Commercial nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b) To the knowledge of Premier Commercial, (i) each Premier Commercial Contract is valid and binding on Premier Commercial or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Premier Commercial and each of its Subsidiaries has performed all material obligations required to be performed by it under each Premier Commercial Contract, (iii) each third-party counterparty to each Premier Commercial Contract has performed all material obligations required to be performed by it under such Premier Commercial Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Premier Commercial or any of its Subsidiaries under any such Premier Commercial Contract.

3.14 Agreements with Regulatory Agencies.  Except as set forth in Section 3.14 of the Premier Commercial Disclosure Schedule, neither Premier Commercial nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Premier Commercial Disclosure Schedule, a "Premier Commercial Regulatory Agreement"), nor has Premier Commercial or any of its Subsidiaries been advised since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Premier Commercial Regulatory Agreement.

3.15 Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Premier Commercial, any of its Subsidiaries or for the account of a customer of Premier Commercial or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Premier Commercial or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Premier Commercial and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Premier Commercial's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters.  Premier Commercial and its Subsidiaries are in material compliance, and have at all times materially complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws").  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Premier Commercial, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on Premier Commercial or any of its Subsidiaries any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Premier Commercial, threatened against Premier Commercial or any of its Subsidiaries.  To the knowledge of Premier Commercial, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Premier Commercial nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.  To the knowledge of Premier Commercial, there are no underground storage tanks located at any Premier Commercial Real Property (as defined in Section 3.18).

3.17 Investment Securities, Commodities and BOLI.
(a) Each of Premier Commercial and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Premier Commercial or its Subsidiaries.  Such securities and commodities are valued on the books of Premier Commercial in accordance with GAAP.

(b) Premier Commercial and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Premier Commercial believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Premier Commercial has made available to Heritage the material terms of such policies, practices and procedures.

(c) Section 3.17(c) of the Premier Commercial Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance ("BOLI") owned by Premier Commercial or its Subsidiaries, including the value of its BOLI and split dollar life insurance benefits. Premier Commercial and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Premier Commercial Financial Statements in accordance with GAAP. Except as set forth in Section 3.17(c) of the Premier Commercial Disclosure Schedule, all BOLI set forth in Section 3.17(c) of the Premier Commercial Disclosure Schedule is owned solely by Premier Commercial or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit plans, programs and agreements under Premier Commercial or its Subsidiaries BOLI.   Neither Premier Commercial nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.18 Title.  Premier Commercial or a Premier Commercial Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Premier Commercial Financial Statements as being owned by Premier Commercial or a Premier Commercial Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Premier Commercial Owned Properties"), free and clear of all Liens, except those Liens set forth in Section 3.18 of the Premier Commercial Disclosure Schedule and (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Premier Commercial Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Premier Commercial Leased Properties" and, collectively with the Premier Commercial Owned Properties, the "Premier Commercial Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Premier Commercial's knowledge, the lessor.  There are no pending or, to the knowledge of Premier Commercial, threatened condemnation proceedings against any Premier Commercial Real Property.  Premier Commercial or a Premier Commercial Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Premier Commercial Financial Statements as being owned by Premier Commercial or a Premier Commercial Subsidiary or acquired after the date thereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) ("Monetary Liens") reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.19 Intellectual Property.

(a) Premier Commercial and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Premier Commercial: (i) (A) the use of any Intellectual Property by Premier Commercial and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Premier Commercial or any Premier Commercial Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Premier Commercial that Premier Commercial or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Premier Commercial or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Premier Commercial or its Subsidiaries, and (iii) neither Premier Commercial nor any Premier Commercial Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Premier Commercial or any Premier Commercial Subsidiary, and Premier Commercial and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Premier Commercial and its Subsidiaries.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b) To the knowledge of Premier Commercial, the IT Assets operate and perform as required by Premier Commercial and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Premier Commercial, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of Premier Commercial, no person has gained unauthorized access to the IT Assets.  To the knowledge of Premier Commercial, Premier Commercial and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  Premier Commercial and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  Premier Commercial and its Subsidiaries take reasonable measures, which are to the knowledge of Premier Commercial, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.  For purposes of this Agreement, "IT Assets" means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20 Related Party Transactions.  Except as set forth in Section 3.20 of the Premier Commercial Disclosure Schedule, there are no "covered transactions" between Premier Community Bank or any of its Subsidiaries and any "affiliate" (as those terms are defined in Regulation O promulgated by the Federal Reserve Board) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Premier Commercial or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 ("Exchange Act")) of Premier Commercial or any of its Subsidiaries, or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the issued and outstanding Premier Commercial Common Stock (or such person's immediate family members or entities controlled by such person) (other than Subsidiaries of Premier Commercial), on the other hand, except those of a type available to employees of Premier Commercial or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.21 State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Premier Commercial has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on "business combinations" set forth in any "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes") applicable to Premier Commercial or any of its Subsidiaries.

3.22 Reorganization. Neither Premier Commercial nor any Premier Commercial Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

3.23    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Premier Commercial has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O'Neill & Partners, L.P., to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Premier Commercial Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Premier Commercial Information. The information relating to Premier Commercial and its Subsidiaries which is provided by Premier Commercial or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

3.25 Loan Portfolio.
(a) As of the date hereof, except as set forth in Section 3.25(a) of the Premier Commercial Disclosure Schedule, neither Premier Commercial nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Premier Commercial or any Premier Commercial Subsidiary is a creditor which, as of December 31, 2017, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Premier Commercial or any of its Subsidiaries, or to the knowledge of Premier Commercial, any entity directly or indirectly controlled by any of the foregoing.  Set forth in Section 3.25(a) of the Premier Commercial Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Premier Commercial and its Subsidiaries that, as of December 31, 2017, were classified by Premier Commercial as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Premier Commercial or any of its Subsidiaries that, as of December 31, 2017, was classified as "Other Real Estate Owned" and the book value thereof.

(b) To Premier Commercial's knowledge, each Loan of Premier Commercial and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Premier Commercial and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c) Each outstanding Loan originated, administered and/or serviced by Premier Commercial or any of its Subsidiaries was originated, administered and/or serviced, by Premier Commercial or a Premier Commercial Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Premier Commercial and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) With respect to Loans serviced by Premier Commercial or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) except as set forth in Section 3.25(d) of the Premier Commercial Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e) None of the agreements pursuant to which Premier Commercial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) There are no outstanding Loans made by Premier Commercial or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Premier Commercial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g) Neither Premier Commercial nor any of its Subsidiaries is now nor has it been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26 Insurance.  (a) Premier Commercial and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Premier Commercial reasonably has determined to be prudent and consistent with industry practice, and Premier Commercial and its

Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Premier Commercial and its Subsidiaries, Premier Commercial or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 Fiduciary Business.  Each of Premier Commercial and each Premier Commercial Subsidiary has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28 Books and Records.  The corporate record books (in all material respects) and stock (ownership) record books (in all respects) of Premier Commercial and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Premier Commercial and its Subsidiaries, and all transactions that have been reported to Premier Commercial or its transfer agent relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29 Indemnification.  To the knowledge of Premier Commercial, no action or failure to take action by any present or former director, officer, employee or agent of Premier Commercial or any of its Subsidiaries has occurred which is expected to give rise to a claim by any such individual for indemnification from Premier Commercial or any of its Subsidiaries.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF HERITAGE

Except (i) as disclosed in the disclosure schedule delivered by Heritage to Premier Commercial concurrently herewith (the "Heritage Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Heritage Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Heritage that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Heritage, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Heritage Reports (as defined in Section 4.11) filed with the SEC by Heritage prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Heritage hereby represents and warrants to Premier Commercial as follows:

4.1 Corporate Organization.
(a) Heritage is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  Heritage has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Heritage.  True and complete copies of the articles of incorporation of Heritage (the "Heritage Articles") and the bylaws of Heritage (the "Heritage Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Heritage to Premier Commercial.

(b) Each Subsidiary of Heritage (a "Heritage Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Heritage, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Heritage to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Heritage Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Heritage Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Heritage as of the date hereof.  Heritage Bank is not in material violation of any of its organizational documents.

4.2 Capitalization.
(a) The authorized capital stock of Heritage consists of 50,000,000 shares of Heritage Common Stock, and 2,500,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of January 31, 2018, there were (i) 34,013,263 shares of Heritage Common Stock issued and outstanding, including 137,399 shares of Heritage Common Stock granted in respect of outstanding awards of restricted Heritage Common Stock under the Heritage Stock Plans (as defined below) (a "Heritage Restricted Stock Award"), (ii) 22,400 shares of Heritage Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Heritage Common Stock granted under the Heritage Stock Plans ("Heritage Stock Options"), (iii) 105,218 shares of Heritage Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Heritage Common Stock granted under the Heritage Stock Plans (a "Heritage Restricted Stock Unit Award") which includes the assumed target level of performance, (iv) 12,177 shares of Heritage Common Stock reserved for issuance pursuant to future grants under the Heritage Stock Plans, and (v) no other shares of capital stock or other voting securities of Heritage issued, reserved for issuance or outstanding.  As used herein, the "Heritage Stock Plans" means all employee and director equity incentive plans of Heritage in effect as of the date of this Agreement.  All of the issued and outstanding shares of Heritage Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Heritage may vote.  Other than Heritage Stock Options and Heritage Restricted Stock Unit Awards issued prior to the date of this Agreement, as of the date hereof, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Heritage to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Heritage Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Heritage Common Stock.  Other than the Heritage Stock Options, the Heritage Restricted Stock Awards and the Heritage Restricted Stock Unit Awards outstanding on the date of this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Heritage or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b) Heritage owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Heritage Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Heritage Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Heritage Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.
(a) Heritage has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Heritage and no other corporate action on the part of Heritage is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by Heritage and (assuming due authorization, execution and delivery by Premier Commercial) constitutes a valid and binding obligation of Heritage, enforceable against Heritage in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The Heritage Common Stock to be issued in the Merger have been validly authorized by the Board of Directors of Heritage and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Heritage will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Heritage or the Bank Plan of Merger by Heritage Bank, nor the consummation of the Merger by Heritage or the Bank Merger by Heritage Bank, nor compliance by Heritage or Heritage Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the Heritage Articles or Heritage Bylaws or the organization or governing documents of any Heritage Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Heritage, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Heritage or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Heritage or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
4.4 Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Heritage of this Agreement or (ii) the consummation by Heritage of the Merger and the consummation by Heritage Bank of the Bank Merger.  As of the date hereof, Heritage is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5 Reports.  To the knowledge of Heritage, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Heritage and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Heritage, investigation into the business or operations of Heritage or any of its Subsidiaries since January 1, 2015.  Except as set forth in Section 4.5 of the Heritage Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Heritage or any of its Subsidiaries.
4.6 Financial Statements and Internal Controls.
(a)         The financial statements of Heritage and its Subsidiaries included (or incorporated by reference) in the Heritage Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Heritage and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Heritage and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Heritage and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Crowe Horwath LLP has not resigned (or informed Heritage that it intends to resign) or been dismissed as independent public accountants of Heritage as a result of or in connection with any disagreements with Heritage on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) As of the date of this Agreement, neither Heritage nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of Heritage included in its Annual Report on Form 10-K for the year ended December 31, 2017 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since December 31, 2017, or related to or in connection with this

Agreement, the transactions contemplated hereby, or the acquisition of Puget Sound Bancorp, Inc. and its subsidiaries.
(c) The records, systems, controls, data and information of Heritage and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Heritage or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Heritage.  Heritage (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Heritage, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Heritage by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Heritage's outside auditors and the audit committee of Heritage's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Heritage's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Heritage's internal controls over financial reporting.  These disclosures were made in writing by management to Heritage's auditors and audit committee.  There is no reason to believe that Heritage's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2015, (i) neither Heritage nor any of its Subsidiaries, nor, to the knowledge of Heritage, any director, officer, employee, auditor, accountant or representative of Heritage or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Heritage or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Heritage or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Heritage or any of its Subsidiaries, or other person, whether or not employed by Heritage or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by Heritage, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Heritage or any of its Subsidiaries or any committee thereof.  The phrase "to the knowledge of Heritage" or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Credit Officer of Heritage or Heritage Bank, after reasonable inquiry.

4.7 Absence of Certain Changes or Events.

(a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Heritage.

(b) Since December 31, 2017 to the date of this Agreement, other than completing the acquisition of Puget Sound Bancorp, Inc. and its subsidiaries and entering into this Agreement, or in connection with this Agreement or the transactions contemplated hereby, Heritage and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.8 Legal Proceedings.
(a) Neither Heritage nor any of its Subsidiaries is a party to any, and there are no pending or, to Heritage's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Heritage or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on Heritage, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Heritage, any of its Subsidiaries or the assets of Heritage or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.9 Taxes and Tax Returns.  Each of Heritage and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, except for jurisdictions where neither Heritage nor any of its Subsidiaries would have any material Tax Liability.  All such Tax Returns are true, correct, and complete in all material respects.   All Taxes of Heritage and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Heritage and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Heritage nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Heritage and its Subsidiaries for all years to and including the tax year ended December 31, 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Heritage nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Heritage or its Subsidiaries or the assets of Heritage or its Subsidiaries.  Heritage has made available to Premier Commercial true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither Heritage nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Heritage and its Subsidiaries).  Neither Heritage nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Heritage nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Heritage been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.10 Employees.
(a) As used in this Agreement, the term "Heritage Benefit Plans" means all equity, incentive, deferred compensation, medical or life insurance, retirement, or other benefit plans, programs or arrangements with respect to which Heritage, any Heritage Subsidiary, or any trade or business of Heritage or any of its Subsidiaries, whether or not incorporated, all of which together with Heritage would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Heritage ERISA Affiliate"), that are currently available to employees joining Heritage or any of its Subsidiaries or any Heritage ERISA Affiliate.

(b)         Each Heritage Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)         No Heritage Benefit Plan is subject to Title IV or Section 302 of ERISA.

(d) All contributions required to be made to any Heritage Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Heritage Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Heritage.

(e) There are no pending or, to the knowledge of Heritage, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Heritage's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Heritage Benefit Plan, any fiduciaries thereof with respect to their duties to a Heritage Benefit Plan or the assets of any trust under any Heritage Benefit Plan which could reasonably be expected to result in any material liability of Heritage or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Heritage Benefit Plan, or any other party.

(f) There are no pending or, to Heritage's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Heritage or any of its Subsidiaries, or any strikes or other labor disputes against Heritage or any of its Subsidiaries.  Neither Heritage nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Heritage or any of its Subsidiaries and, to the knowledge of Heritage, there are no organizing efforts by any union or other group seeking to represent any employees of Heritage or any of its Subsidiaries.

4.11 SEC Reports.  Heritage has previously made available to Premier Commercial an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2016 and prior to the date hereof by Heritage pursuant to the Securities Act or the Exchange Act (the "Heritage Reports") and (b) communication mailed by Heritage to its shareholders since January 1, 2016 and prior to the date hereof, and no such Heritage Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All Heritage Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Heritage has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Heritage Reports.

4.12 Compliance with Applicable Law.  Heritage and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Heritage, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Heritage and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Heritage or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Heritage Bank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of Heritage, or its Subsidiaries, or to the knowledge of Heritage, any director, officer, employee, agent or other person acting on behalf of Heritage or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Heritage or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Heritage or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Heritage or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Heritage or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Heritage or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Heritage or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.13 Agreements with Regulatory Agencies.  Except as set forth in Section 4.13 of the Heritage Disclosure Schedule, neither Heritage nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity, that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Heritage Disclosure Schedule, a "Heritage Regulatory Agreement"), nor has Heritage or any of its Subsidiaries been advised since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Heritage Regulatory Agreement.

4.14 Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Heritage, any of its Subsidiaries or for the account of a customer of Heritage or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the  date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Heritage or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  Heritage and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Heritage's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15 Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on Heritage, Heritage and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Heritage, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Heritage or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Heritage or any of its Subsidiaries.  To the knowledge of Heritage, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Heritage nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.
4.16 Investment Securities and Commodities.
(a)         Each of Heritage and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Heritage or its Subsidiaries.  Such securities and commodities are valued on the books of Heritage in accordance with GAAP.

(b) Heritage and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Heritage believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Heritage has made available to Premier Commercial the material terms of such policies, practices and procedures.

4.17 Title.  Heritage or a Heritage Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Heritage Reports as being owned by Heritage or a Heritage Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Heritage Owned Properties"), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Heritage

Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Heritage Leased Properties" and, collectively with the Heritage Owned Properties, the "Heritage Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Heritage's knowledge, the lessor.  There are no pending or, to the knowledge of Heritage, threatened condemnation proceedings against any Heritage Real Property. Heritage or a Heritage Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Heritage Reports as being owned by Heritage or a Heritage Subsidiary or acquired after the date hereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18  Intellectual Property.

(a) Heritage and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Heritage: (i) (A)  the use of any Intellectual Property by Heritage and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Heritage or any Heritage Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Heritage that Heritage or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of Heritage or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Heritage or its Subsidiaries, and (iii) neither Heritage nor any Heritage Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Heritage or any Heritage Subsidiary, and Heritage and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Heritage and its Subsidiaries.

(b) To the knowledge of Heritage, the IT Assets operate and perform as required by Heritage and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Heritage, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of Heritage, no person has gained unauthorized access to the IT Assets.  To the knowledge of Heritage, Heritage and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  Heritage and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  Heritage and its Subsidiaries take reasonable measures, which are to the knowledge of Heritage, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19 Reorganization.  Neither Heritage nor any Heritage Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

4.20 Heritage Information.  The information relating to Heritage and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Heritage and its Subsidiaries that is provided by Heritage or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to Premier Commercial or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21 Loan Portfolio.
(a)         As of the date hereof, except as set forth in Section 4.21(a) of the Heritage Disclosure Schedule, neither Heritage nor any of its Subsidiaries is a party to any Loan in which Heritage or any Subsidiary of Heritage is a creditor which, as of December 31, 2017, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the Heritage Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Heritage and its Subsidiaries that, as of December 31, 2017, were classified by Heritage as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Heritage or any of its Subsidiaries that, as of December 31, 2017, was classified as "Other Real Estate Owned" and the book value thereof.

(b) To Heritage's knowledge, each Loan of Heritage and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Heritage and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c) To the knowledge of Heritage, each outstanding Loan originated, administered and/or serviced by Heritage or any of its Subsidiaries was originated, administered and/or serviced, by Heritage or a Heritage Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Heritage and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Heritage or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by Heritage or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Heritage or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Heritage nor any of its Subsidiaries is now nor has it been since January 1, 2015 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.22 Insurance.  Except as would not reasonably be expected to have a Material Adverse Effect on Heritage, (a) Heritage and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Heritage reasonably has determined to be prudent and consistent with industry practice, and Heritage and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Heritage and its Subsidiaries, Heritage or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Premier Commercial Conduct of Businesses Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Heritage, during the period from the date of this Agreement to the Effective Time, Premier Commercial shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Premier Commercial or Heritage or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.
5.2 Premier Commercial Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Premier Commercial shall not, and shall not permit any of its Subsidiaries to without the prior written consent of Heritage (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l), (m),(n) or (r)):
(a) Equity Securities. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interests.
(b) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.
(c) Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Premier Commercial or to another wholly owned Premier Commercial Subsidiary; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing.
(d) Compensation; Employment, Etc.  (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or service provider of Premier Commercial or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, (C) incentive bonuses to employees as described and set forth in Section 5.2(d) of the Premier Commercial

Disclosure Schedule, and (D) severance in accordance with past practices; (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.
(e) Benefit Plans.  Enter into, establish, adopt, modify or amend (except as may be required to conform to applicable law), renew, or terminate any Premier Commercial Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, other than as may be contemplated by the terms of this Agreement.
(f) Dispositions.  Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value or with respect to Other Real Estate Owned and related properties in the ordinary course and at a price determined to be reasonable under the circumstances; or sell or transfer any portion of its deposit liabilities.
(g) Certain Agreements, Leases or Licenses.  Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets.
(h) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.
(i) Loans, Loan Participations and Servicing Rights.  Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice.
(j) Governing Documents  Amend its organizational documents (or similar governing documents).
(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l) Contracts.  Enter into or terminate any Premier Commercial Contract or amend or modify in any material respect or renew any existing Premier Commercial Contract.
(m) Claims.  Except in the ordinary course of business consistent with past practice and involving an amount not in excess of fifteen thousand dollars ($15,000) (exclusive of any amounts paid directly or reimbursed to Premier Commercial or any of its Subsidiaries under any insurance policy maintained by Premier Commercial or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Premier Commercial and its Subsidiaries, taken as a whole.
(n) Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Premier Commercial nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o) Deposit Taking and Other Bank Activities.  In the case of Premier Community Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p) Investments.  Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than investment securities with an "AA" rating or better with a projected average life of less than four (4) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q) Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed therefor is in excess of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate, except for emergency repairs or replacements.
(r) Lending.  (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2017; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Premier Community Bank's existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of two hundred fifty thousand dollars ($250,000), (b) any secured Loan or extension of credit in excess of two million dollars ($2,000,000) and (c) any Loan or extension of credit that would result in Premier Community Bank's aggregate direct or indirect exposure to the borrowing relationship exceeding four million dollars ($4,000,000) shall require the prior consent of the Chief Credit Officer of Heritage Bank or his or her designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.
(s) Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t) Adverse Actions.  Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Premier Commercial's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u) Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(v) Indebtedness and Guaranties.  Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w) Liens.  Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in "federal funds").
(x) Charitable Contributions.  Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and thirty thousand dollars ($30,000) in the aggregate.
(y) New Lines of Business.  Develop, market or implement any new line of business.
(z) Tax Matters.  Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa) Performance of Obligations.  Take any action that is likely to materially impair Premier Commercial's ability to perform any of its obligations under this Agreement or Premier Community Bank to perform any of its obligations under the Bank Plan of Merger.
(bb) Commitments.  Agree or commit to do any of the foregoing.
5.3 Heritage Conduct of Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Premier Commercial, during the period from the date of this Agreement to the Effective Time, Heritage shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Premier Commercial or Heritage or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.
5.4 Heritage Forbearances.  Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Premier Commercial during the period from the date of this Agreement to the Effective Time, Heritage shall not, and shall not permit any of its Subsidiaries to:
(a) Governing Documents.  Amend the Heritage Articles or Heritage Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Premier Commercial Common Stock (upon their receipt of Heritage Common Stock in the Merger).
(b) Adverse Actions.  Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Heritage's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(c) Performance Obligations.  Take any action that is likely to materially impair Heritage's ability to perform any of its obligations under this Agreement or Heritage Bank to perform any of its obligations under the Bank Plan of Merger.
(d) Commitments.  Agree or commit to do any of the foregoing.
ARTICLE VI

 ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) As promptly as practicable following the date of this Agreement and using commercially reasonable best efforts to file within forty-five (45) days thereof, Heritage shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Heritage and Premier Commercial, will be included. Each of Heritage and Premier Commercial shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Heritage shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Premier Commercial shall thereafter mail or deliver the Proxy Statement to its shareholders. Heritage shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Premier Commercial shall furnish all information concerning Premier Commercial and the holders of Premier Commercial Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Premier Commercial or Heritage, or any of their respective affiliates, directors or officers, should be discovered by Premier Commercial or Heritage that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Premier Commercial's shareholders.
(b) In addition to their obligations pursuant to Section 6.1(a), Premier Commercial and Heritage shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. Heritage shall advise Premier Commercial, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Heritage Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Premier Commercial and Heritage, which approval shall not be unreasonably withheld, delayed or conditioned.

(c) Subject to the terms and conditions set forth in this Agreement, Heritage and Premier Commercial shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Premier Commercial (in the case of Heritage) or Heritage (in the case of Premier Commercial) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Heritage shall, and shall cause Heritage Bank to, use commercially reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI, FDIC and the Oregon Division within forty-five (45) days after the date hereof. Premier Commercial and Heritage shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Premier Commercial or Heritage, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d) Each of Heritage and Premier Commercial shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Heritage, Premier Commercial or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e) Each of Heritage and Premier Commercial shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

6.2 Access to Information; Current Information.
(a) Upon reasonable notice and subject to applicable laws, each of Heritage and Premier Commercial, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Heritage and Premier Commercial shall, and shall cause its respective Subsidiaries to, make available to the other party, all other information concerning its business, properties and personnel as such party may reasonably request.  Premier Commercial shall also provide the officers of Heritage and/or Heritage Bank with access to the lending personnel of Premier Community Bank relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time.  Neither Heritage nor Premier Commercial nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Heritage's or Premier Commercial's, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Premier Commercial shall permit, and shall cause its Subsidiaries to permit, Heritage and/or an environmental consulting firm selected by Heritage, at the sole expense of Heritage, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently owned, leased or operated by Premier Commercial or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Heritage's sole expense), Heritage shall indemnify Premier Commercial and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition and for any and all claims or demands which arise from the actions of Heritage or its agents on the property.
(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Premier Commercial shall, upon the request of Heritage, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Heritage regarding the financial condition, operations and business of Premier Commercial and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. Premier Community Bank shall also provide the Chief Credit Officer of Heritage Bank or his or her designee with all materials provided to members of Premier Community Bank's loan (or similar) committee within two (2) business days following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Premier Commercial will deliver to Heritage all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all Premier Community Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC, the DFI and the Oregon Division. Premier Commercial will also deliver to Heritage as soon as practicable all quarterly and annual financial statements of Premier Commercial and its Subsidiaries prepared with respect to periods ending on or after September 30, 2017. As soon as practicable after the end of each month, Premier Commercial will deliver to Heritage in electronic form (i) the monthly deposit and loan trial balances of Premier Community Bank, (ii) the monthly analysis of Premier Community Bank's investment portfolio, (iii) monthly balance sheet and income statement of Premier Commercial and its

Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.25(a) of the Premier Commercial Disclosure Schedule for the then current period.
(d) During the period from the date hereof to the Effective Time, Premier Commercial shall provide Heritage with board or committee packages and minutes of meetings of the boards of directors or committees thereof of Premier Commercial and Premier Community Bank within a reasonable period following any board or committee meeting; provided however, that the board and committee packages and minutes provided to Heritage may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to Heritage would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the Premier Commercial Board of Directors to be confidential.
(e) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of October 30, 2017 (the "Confidentiality Agreement").
(f) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3 Shareholder Meeting.  Premier Commercial shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of Oregon, the Premier Commercial Articles and the Premier Commercial Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "Premier Commercial Shareholder Meeting") for the purpose of seeking the Premier Commercial Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Premier Commercial Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the Premier Commercial Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Premier Commercial Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the Premier Commercial shareholders approve this Agreement and the Merger (the "Premier Commercial Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, Premier Commercial shall not be required to hold the Premier Commercial Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Premier Commercial Shareholder Meeting.
6.4 Reservation of Common Stock; Nasdaq Listing.
(a) Heritage agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Heritage Common Stock to fulfill its obligations under this Agreement.
(b) Heritage shall use its commercially reasonable best efforts to cause the shares of Heritage Common Stock to be issued to the holders of Premier Commercial Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.
 (a) Following the Effective Time, Heritage shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees of Premier Commercial and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation programs which are substantially comparable with respect to all material features to the employee benefits and compensation programs that are made available to similarly situated employees of Heritage or its Subsidiaries (other than Premier Commercial and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Heritage or its Subsidiaries; and (ii) until such time as Heritage shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Heritage or its Subsidiaries (other than Premier Commercial and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation programs of Premier Commercial and its Subsidiaries that are continued by Heritage or a Heritage Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Heritage Benefit Plans may commence at different times with respect to each Heritage Benefit Plan).
(b) To the extent that a Covered Employee becomes eligible to participate in a Heritage Benefit Plan, Heritage shall cause such Heritage Benefit Plan to (i) recognize prior service of such Covered Employee with Premier Commercial, its Subsidiaries or their predecessors for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Premier Commercial Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any Heritage Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Heritage or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Heritage or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Premier Commercial Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, or to the extent the Covered Employee has or had satisfied the applicable eligibility waiting period under the Premier Commercial Benefit Plan, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off ("PTO") benefits, Heritage will treat service of a Covered Employee at Premier Commercial or Premier Community Bank as equivalent to service at Heritage for determining such Covered Employee's eligibility and participation under the Heritage vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the Heritage plan from the Covered Employee's maximum vacation or PTO entitlement for the calendar year in which the Closing Date occurs.
      (c) Prior to the Effective Time, Premier Commercial shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by Heritage that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Premier Commercial Benefit Plan for such period as may be requested by Heritage, (ii) facilitate the merger of any Premier Commercial Benefit Plan into any employee benefit plan maintained by Heritage or a Heritage Subsidiary, and/or (iii) amend or terminate one or more Premier

Commercial Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time, other than as provided in other subsections of this Section 6.5. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Heritage's prior review and approval, which shall not be unreasonably withheld.
(d) Heritage agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any Covered Employee who is terminated without cause during such one-year period and who is not otherwise subject to an employment agreement, change in control agreement, or severance agreement that will provide severance benefits will be provided with severance benefits as described in Section 6.5(d) of the Heritage Disclosure Schedule.

(e) Each employee of Premier Commercial or its Subsidiaries who is a party to an employment, change in control or severance agreement who is expected to be retained following the Effective Time and whose name is set forth on Section 6.5(e) of the Premier Commercial Disclosure Schedule ("Listed Employee"), has, as of the date of this Agreement, entered into a new employment, change in control, severance agreement, or similar transitional agreement with Heritage or a Heritage Subsidiary which shall become effective at the Effective Time and supersede the existing employment, change in control or severance agreement.  All other employment, change in control and severance agreements listed in Section 3.11(a) of the Premier Commercial Disclosure Schedule and the benefits vested under the other Premier Commercial Benefit Plans, in each case with respect to employees, officers, directors and consultants of Premier Commercial or any of its Subsidiaries or affiliates who are not retained immediately following the Effective Time, or who do not enter into new employment, change in control or severance agreements with Heritage as contemplated in the preceding sentence, shall be honored by the Surviving Company or a Heritage Subsidiary.  Heritage reserves the right in its sole discretion, not to offer continued employment with any such employee that, if requested by Heritage, does not enter into a new agreement with Heritage prior to the Effective Time.

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Heritage or Premier Commercial or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Premier Commercial, Heritage or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Premier Commercial, Heritage or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Heritage or Premier Commercial or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Premier Commercial Benefit Plan, Heritage Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9 but with the exception of Section 6.5(d), nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of Heritage or Premier Commercial or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(g) In the event that any disqualified individual of Premier Commercial or its Subsidiaries receives any payments, benefits or acceleration of vesting (the "Total Payments") in connection with the Merger that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then Premier Commercial will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

(h) Prior to the Effective Time, Premier Commercial shall take all such required corporate action, in consultation with Heritage and subject to its prior approval of the trustee and material terms thereof (such approval not to be unreasonably withheld, conditioned or delayed), to form and fund a rabbi trust as, and to the extent, required by the Salary Continuation Plans and Agreements set forth in Section 3.11 of the Premier Commercial Disclosure Schedule, consistent with the requirements set forth in such plans, in connection with the assumption of such plans by Heritage.

6.6 Officers' and Directors' Tail Insurance; Indemnification.
(a) Premier Commercial shall purchase, prior to the Effective Time, a prepaid "tail" policy providing single limit equivalent coverage to its current officers' and directors' liability insurance coverage with respect to actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time for a premium cost not to exceed 250% of the annual premium for its current insurance coverage.  If such prepaid "tail" policy has been obtained by Premier Commercial prior to the Effective Time, Heritage shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by Heritage  and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The officers and directors of Premier Commercial may be required to make application and provide customary representations and warranties to Premier Commercial's insurance carrier for the purpose of obtaining such insurance.
(b) For six (6) years from and after the Effective Time, Heritage shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Premier Commercial or any of its Subsidiaries (each, an "Premier Commercial Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Heritage, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Premier Commercial Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Premier Commercial or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Premier Commercial and its Subsidiaries and to the fullest extent otherwise permitted by law.
(c) In connection with the indemnification provided pursuant to Section 6.6(b), Heritage and/or a Heritage Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Premier Commercial Indemnified Person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Premier Commercial Indemnified Person or multiple Premier Commercial Indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Heritage and (ii) will cooperate in the defense of any such matter.
(d) This Section 6.6 shall survive the Effective Time, is intended to benefit each Premier Commercial Indemnified Person (each of whom shall be entitled to enforce this Section against Heritage), and shall be binding on all successors and assigns of Heritage.
(e) In the event Heritage or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Heritage assume the obligations set forth in this Section 6.6.
6.7 Intentionally Omitted
6.8 No Solicitation.
(a) Premier Commercial agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of Premier Commercial and its Subsidiaries (the "Premier Commercial Individuals") not to, and will use its commercially reasonable best efforts to cause Premier Commercial's and its Subsidiaries' agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "Premier Commercial Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets ("Premier Commercial Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Premier Commercial will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Heritage with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b) Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Premier Commercial Shareholder Approval, in the event Premier Commercial receives an unsolicited Acquisition Proposal and the Board of Directors of Premier Commercial determines in good faith that such Acquisition Proposal may constitute a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Premier Commercial may, and may permit its Subsidiaries and the Premier Commercial Individuals and the Premier Commercial Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Premier Commercial than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished Premier Commercial Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Premier Commercial determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.
(c) The Board of Directors of Premier Commercial shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Heritage, the Premier Commercial Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Heritage the Premier Commercial Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the Board of Directors of Premier Commercial (including any committee thereof) may, at any time prior to obtaining the Premier Commercial Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Premier Commercial determines in good faith (after consultation with Premier Commercial's outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Premier Commercial may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Heritage at least four (4) business days, following Heritage's initial receipt of written notice that the Board of Directors of Premier Commercial has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Heritage, the Board of Directors of Premier Commercial determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d) Premier Commercial will promptly (and in any event within two (2) business days) advise Heritage in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Heritage apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e) As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Premier Commercial or Premier Community Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Premier Commercial or Premier Community Bank, other than the transactions contemplated by this Agreement.
"Superior Proposal" means a written Acquisition Proposal that the Board of Directors of Premier Commercial concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 20%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.9 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Premier Commercial and Heritage shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.10 Correction of Information.  Each of Premier Commercial and Heritage shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.11 Integration.  From and after the date hereof, Premier Commercial shall, and shall cause Premier Community Bank and its and Premier Community Bank's directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit Heritage Bank to train Premier Community Bank employees who are expected to continue employment with Heritage Bank, including excusing such employees from their duties for the purpose of training and orientation by Heritage Bank following reasonable advance notice and (ii) cause Premier Community Bank's data processing consultants and software providers to, cooperate and assist Premier Community Bank and Heritage Bank in connection with reasonable requests as to scope, timing and content related to the planned electronic and systematic conversion of all applicable data of Premier Community Bank to the Heritage Bank system to occur after the Effective Time, in each case without undue disruption to Premier Community Bank's business, during normal business hours and at the expense of Heritage or Heritage Bank (not to include Premier Community Bank's regular employee payroll).
6.12 Coordination; Integration. Subject to applicable law, during the period from the date hereof until the Effective Time, Premier Commercial shall cause the Chief Executive Officer, Chief Operating Officer, Chief Credit Officer, and Chief Financial Officer of Premier Community Bank, as may be appropriate, to assist and confer with the officers of Heritage Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Heritage Bank, as the resulting bank in the Bank Merger.
6.13 Trust Preferred Redemption.  Premier Commercial shall cooperate with Heritage and shall use its commercially reasonable best efforts to take, and to cause any of its applicable Subsidiaries to take, any and all actions as may be necessary or advisable under the terms of its or any or its applicable Subsidiaries' outstanding trust preferred securities (the "Trust Preferred Securities") to effect the redemption or repayment of such Trust Preferred Securities (and retire the associated subordinated debt securities), in each case, (i) subject to and contingent upon the prior satisfaction of all conditions to the Closing under Sections 7.1 and 7.3, and (ii) solely to the extent such redemption or repayment (a) is permissible pursuant to the terms of the Trust Preferred Securities, (b) will not cause Premier Commercial or Premier Community Bank to be less than "well capitalized" for regulatory purposes, and (c) has received any required regulatory approvals.  In the event that Premier Commercial is unable to redeem or repay its Trust Preferred Securities prior to the Closing, Heritage agrees that it shall use its commercially reasonable best efforts to expressly assume Premier Commercial's obligations in connection with its Trust Preferred Securities, including by executing any and all documents, instruments and agreements and obtaining any customary legal opinions that may be required by the terms of the underlying agreements and instruments, and as may be reasonably required by the Trustee thereunder.

6.14 Delivery of Agreements.  Premier Commercial shall have caused the Voting Agreements to be executed by its directors and executive officers and the Non-Compete Agreements to be executed by its directors and certain executive officers and delivered to Heritage prior to or simultaneously with the execution of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT
7.1 Conditions to Each Party's Obligations.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Premier Commercial and Heritage, at or prior to the Closing Date of the following conditions:
(a) Shareholder Approval.  The Premier Commercial Shareholder Approval shall have been obtained.
(b) Nasdaq Listing.  The shares of Heritage Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(c) Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
(e) Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of Heritage including any condition that would increase the minimum regulatory capital requirements of Heritage or Heritage Bank (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").
7.2 Conditions to Obligations of Heritage.  The obligation of Heritage to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Heritage, at or prior to the Closing Date, of the following conditions:
(a) Representations and Warranties.  The representations and warranties of Premier Commercial set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker's Fees),  and Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation), Section 3.8 (Books and Records) as to stock and ownership records and Section 3.24 (Premier Commercial Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of Premier Commercial shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Premier Commercial has had or would reasonably be expected to result in a Material Adverse Effect on Premier Commercial;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Heritage shall have received a certificate signed on behalf of Premier Commercial by the Chief Executive Officer or the Chief Operating Officer of Premier Commercial to the foregoing effect.
(b) Performance of Obligations of Premier Commercial.  Premier Commercial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Heritage shall have received a certificate signed on behalf of Premier Commercial by the Chief Executive Officer or the Chief Operating Officer of Premier Commercial to such effect.
(c) Dissenting Shares.  Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Premier Commercial Common Stock.

(d) Third Party Consents.  Premier Commercial shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit D in form and substance reasonably satisfactory to Heritage, to enable Heritage or a Heritage Subsidiary to receive the full benefit under such contracts following the consummation of the transaction contemplated by this Agreement without the payment of any penalty or premium.

(e) Opinion of Tax Counsel.  Heritage shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to Heritage, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of Heritage and Premier Commercial.
7.3 Conditions to Obligations of Premier Commercial.  The obligation of Premier Commercial to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by Premier Commercial, at or prior to the Closing Date, of the following conditions:
(a) Representations and Warranties.  The representations and warranties of Heritage set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)	the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), and Section 4.7(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true and correct as of such date;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) and Section 4.20 (Heritage Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of Heritage shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Heritage has had or would reasonably be expected to result in a Material Adverse Effect on Heritage;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Premier Commercial shall have received a certificate signed on behalf of Heritage by the Chief Executive Officer or the Chief Financial Officer of Heritage to the foregoing effect.
(b) Performance of Obligations of Heritage.  Heritage shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Premier Commercial shall have received a certificate signed on behalf of Heritage by the Chief Executive Officer or the Chief Financial Officer of Heritage to such effect.
(c) Opinion of Tax Counsel.  Premier Commercial shall have received an opinion from Miller Nash Graham & Dunn LLP, special counsel to Premier Commercial, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Miller Nash Graham & Dunn LLP may require and rely upon representations contained in letters from each of Heritage and Premier Commercial.
ARTICLE VIII

 TERMINATION AND AMENDMENT
8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Premier Commercial Shareholder Approval, by action of the Board of Directors of a party, as follows:
(a) by the written mutual consent of Premier Commercial and Heritage;
      (b)          by either Premier Commercial or Heritage, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this

 Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c) by either Premier Commercial or Heritage, if the Merger shall not have been consummated on or before November 1, 2018, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d) by either Premier Commercial or Heritage (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Premier Commercial, in the case of a termination by Heritage, or Heritage, in the case of a termination by Premier Commercial, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e) by Heritage if (i) the Board of Directors of Premier Commercial (or any committee thereof) shall have failed to make the Premier Commercial Board Recommendation or made a Change in Recommendation or (ii) Premier Commercial shall have materially breached any of the provisions set forth in Section 6.8 or (iii) Premier Commercial shall have refused to call or hold the Premier Commercial Shareholder Meeting (except as provided in the last sentence of Section 6.3);
(f) by Premier Commercial prior to obtaining the Premier Commercial Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Premier Commercial has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a);
(g) by either Premier Commercial or Heritage, if the provisions of Section 8.1(e) are not applicable and the shareholders of Premier Commercial fail to provide the Premier Commercial Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or
(h) by either Premier Commercial or Heritage at any time during the two business days commencing on the fourth business day immediately prior to the Closing Date, if both of the following conditions (i) and (ii) are satisfied:
(i) the Heritage Average Stock Price for the Determination Period shall be less than $25.50; and

(ii) the quotient calculated by dividing the Heritage Average Stock Price for the Determination Period by the Starting Stock Price shall be less than the quotient calculated by dividing (x) the Final Index Price by (y) the Starting Index Price, minus 20% (the "Index Ratio").

      If Premier Commercial or Heritage elect to exercise its termination right pursuant to this Section 8.1(h), it shall give prompt written notice thereof to the other party.  If terminated by Premier Commercial during the two business day period following receipt of such written notice, Heritage shall have the option, in its sole discretion, to increase the Exchange Ratio to a quotient, the numerator of which is equal to the product of $25.50 and the Exchange Ratio (as then in effect) and the denominator of which is the Heritage Average Stock Price for the Determination Period.  In lieu of increasing the Exchange Ratio, Heritage may at its option and sole discretion, add cash such that the value of the Merger Consideration (i.e. cash and stock) received by Premier Commercial shareholders is equal to $12.40 when valuing Heritage shares using the Heritage Average Stock Price for the Determination Period.  If Heritage so elects, it shall give, within such two business day period, written notice to Premier Commercial of such election and the revised Exchange Ratio or the amount of the cash portion of the Merger Consideration, as applicable, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in full force and effect in accordance with its terms, subject to the adjustment made herein.
For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:
"Determination Date" means the fifth trading day immediately prior to the Closing Date.
"Determination Period" means the twenty (20) consecutive trading days on the Nasdaq ending on the Determination Date.
"Final Index Price" means the average of the daily closing prices of the Index for the Determination Period as reported on the Nasdaq.
"Index " means the KBW Regional Banking Index as quoted on the Nasdaq as "KRX".
"Starting Index Price" means 109.24.

"Starting Stock Price" means $31.87.
"Heritage Average Stock Price" means the average of the daily volume-weighted closing price of Heritage Common Stock, rounded to the nearest cent, as reported on the Nasdaq for the relevant period.

If Heritage declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction involving currently outstanding Heritage Common Stock between the date hereof and the Determination Date, the prices for the Heritage Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).
8.2 Effect of Termination.  In the event of termination of this Agreement by either Premier Commercial or Heritage as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Premier Commercial, Heritage, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
    8.3 Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Premier Commercial, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by Heritage, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4 Termination Fee.
(a) If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Premier Commercial shall immediately following such termination pay Heritage an amount equal to $3,450,000 (the "Termination Fee"), and (ii) in the case of termination under Section 8.1(f), Premier Commercial shall, simultaneously with such termination and as a condition thereof, pay Heritage the Termination Fee, in each case in same-day funds.
(b) If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Premier Commercial or Premier Community Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Premier Commercial shall immediately pay Heritage the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c) The payment of the Termination Fee shall fully discharge Premier Commercial from any and all liability under this Agreement and related to the transactions contemplated herein, and Heritage shall not be entitled to any other relief or remedy against Premier Commercial. If the Termination Fee is not payable, Heritage may pursue any and all remedies available to it against Premier Commercial on account of a willful and material breach by Premier Commercial of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), Heritage shall have the right to pursue any and all remedies available to it against Premier Commercial on account of the willful and material breach by Premier Commercial of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a).  Premier Commercial may pursue any and all remedies available to it against Heritage on account of a willful and material breach by Heritage of any of the provisions of this Agreement.
8.5 Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Premier Commercial; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Premier Commercial, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval by the shareholders of Premier Commercial under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6 Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS
9.1 Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").
9.2 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3 Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
 (a)            if to Heritage, to:
Heritage Financial Corporation
 P.O. Box 1578
Olympia, Washington 98501
Attention:  Brian L. Vance, President and Chief Executive Officer
 Facsimile: (360) 705-9163

with a copy to:
Breyer & Associates PC
8180 Greensboro Drive
Suite 785
McLean, Virginia 22102
Attention: John F. Breyer, Jr.
 Facsimile:  (703) 883-2511

(b)           if to Premier Commercial, to:
Premier Commercial Bancorp
314 East Main Street
Hillsboro, Oregon 97123
Attention:  Rick A. Roby, President and Chief Executive Officer
Facsimile:  (503) 597-3691

with a copy to:
Miller Nash Graham & Dunn LLP
Pier 70, 2801 Alaskan Way, Suite 300
Seattle, Washington 98121
Attention: Stephen M. Klein
 Facsimile:  (206) 340-9599

9.4            Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5           Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6            Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7            Governing Law, Jurisdiction, Venue and Construction.  This Agreement shall be governed and construed in accordance with the laws of the State of Washington and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.  The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.

9.8 Publicity.  Neither Premier Commercial nor Heritage shall, and neither Premier Commercial nor Heritage shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Heritage, in the case of a proposed announcement or statement by Premier Commercial, or Premier Commercial, in the case of a proposed announcement or statement by Heritage; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10 Specific Performance; Time of the Essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11 Disclosure Schedule.  Before entry into this Agreement, each party delivered to the other a schedule (each a "Disclosure Schedule") that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of Premier Commercial, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, "Previously Disclosed" means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).
9.12 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Heritage and Premier Commercial have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
HERITAGE FINANCIAL CORPORATION

By:	/s/Brian L. Vance
Name: Brian L. Vance
Title: President and Chief Executive Officer

PREMIER COMMERCIAL BANCORP

By:	/s/Rick A. Roby
Name: Rick A. Roby
Title: President and Chief Executive Officer

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